UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):March 9, 2005

EQUIFIN, INC.
(Exact name of registrant as specified in charter)

State of Delaware	1-9547	13-3256265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1011 Highway 71, Spring Lake, New Jersey		07762
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (732) 282-1411

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 2.01.            Completion of Acquisition and Disposition of Assets

Effective March 9, 2005, EquiFin, Inc., a Delaware corporation (the “Company”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which the Company sold all of the capital stock of its wholly-owned subsidiary, Equinox Factors, Inc. (“Equinox Factors”) to Coast Capital Finance, LLC (“Coast”), a limited liability company of which Walter M. Craig, Jr., the Company’s Chief Executive Officer, is the sole member.  Pursuant to the terms of the Stock Purchase Agreement, the Company has the right to reacquire Equinox Factors’ operations, if prior to April 15, 2005, it provides notice to Coast that it so desires to effectuate such reacquisition and the reacquisition by the Company is effectuated prior to May 15, 2005.  The reacquisition price to be paid by the Company is equal to the Company’s assumption of all liabilities pertaining to the factoring operations being transferred to it pursuant to the reacquisition together with a cash payment equal to Coast’s net investment therein.  The reacquisition price is structured to return Coast and the Company, to the extent practicable, to the respective positions that they would have been in had the Company not transferred the capital stock of Equinox Factors and, directly or indirectly, the Company was entitled to the benefit, and bore the burden, at all times, of the factoring operations being transferred back to it.

On March 9, 2005, the Company issued a press release announcing the above-described transaction, a copy of which is attached to this Form 8-K as Exhibit 99.1, and is incorporated by reference.

Item 9.01.                  Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit Number	Description

10.1	Stock Purchase Agreement, dated March 9, 2005, between EquiFin, Inc. and Coast Capital Finance, Inc.
99.1	Press Release dated March 9, 2005, entitled “EquiFin sells Factoring Company and Clarifies SEC Reporting Status”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUIFIN, INC.

Date: March 10, 2005	By:	/s/ Walter M. Craig, Jr.
Walter M. Craig, Jr.
President
Chief Executive Officer